Exhibit 8

MAYER, BROWN, ROWE & MAW
190 South La Salle Street Chicago, Illinois 60603-3441
main telephone (312) 782-0600 main fax (312) 701-7711

May 14, 2003

Merrill Lynch, Pierce, Fenner & Smith, Incorporated 4 World Financial Center, 15th Floor New York, New York 10080	Morgan Stanley & Co. Incorporated 1585 Broadway, 2nd Floor New York, New York 10036

Goldman, Sachs & Co. 85 Broad Street, 9th Floor New York, New York 10004	Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013

Bear, Stearns & Co. Inc. 383 Madison Avenue New York, New York 10179	Barclays Capital Inc. 200 Park Avenue New York, New York 10166

Sears, Roebuck and Co. 3333 Beverly Road Hoffman Estates, IL 60123	Sears Roebuck Acceptance Corp. 3711 Kennett Pike Greenville, DE 19806

Re:	Sears Roebuck Acceptance Corp. Issuance of up to $1,500,000,000 in Aggregate Principal Amount of Medium-Term Notes Series VII

Dear Ladies and Gentlemen:

We have acted as special tax counsel to Sears Roebuck Acceptance Corp., a Delaware corporation ("SRAC"), in connection with the issuance by SRAC of up to $1,500,000,000 in aggregate principal amount of SRAC's Medium-Term Notes Series VII (the "Notes") as described in the Prospectus Supplement dated May 14, 2003(the "Prospectus Supplement") to the Prospectus dated May 14, 2003 (the "Prospectus"). This opinion is being delivered pursuant to Section 8(i) of the Distribution Agreement, dated May 14, 2003, among SRAC, Sears Roebuck & Co., Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Citigroup Global Markets Inc., Bear, Stearns & Co. Inc. and Barclays Capital Inc. (the "Distribution Agreement").

Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles Manchester New York Palo Alto Paris Washington, D.C.
Independent Mexico City Correspondent: Jauregui, Navarrete, Nader y Rojas, S.C.

Mayer, Brown, Rowe & Maw is a U.S. General Partnership. We operate in combination with our associated English partnership in the offices listed above.

Mayer, Brown, Rowe & Maw

May 14, 2003 Page 2

In preparing our opinion, we have reviewed the Prospectus, the Prospectus Supplement, the Distribution Agreement, and such other documents as we believed necessary for purposes of delivering this opinion. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations (the "Regulations"), and public administrative and judicial interpretations of the Code and the Regulations, all of which are subject to change, possibly with retroactive effect.

Subject to the foregoing, it is our opinion that the discussion included in the Prospectus Supplement entitled "Material United States Federal Tax Considerations" (the "Discussion") is a fair and accurate description of the material United States federal income and estate tax consequences of purchasing, owning and disposing of the Notes, subject to the conditions, limitations and assumptions described therein.

The Discussion does not cover all aspects of United States federal income and estate taxation that may be relevant to, or the actual tax effect that matters described therein will have on, any particular holder, and it does not address foreign, state or local tax consequences. The Discussion does not cover the tax consequences applicable to all categories of investors, some of which (such as dealers in securities, insurance companies, individual retirement and other tax-deferred accounts, and other tax-exempt entities) may be subject to special rules.

Our opinion may change if (i) the applicable law changes, (ii) any of the facts with respect to the Notes as included in the Prospectus, Prospectus Supplement or Distribution Agreement change, or (iii) the conduct of the parties is materially inconsistent with the facts reflected in the Prospectus, Prospectus Supplement or Distribution Agreement.

Our opinion represents only our legal judgment based on current law and the facts as described above. Our opinion has no binding effect on the Internal Revenue Service or the courts. The Internal Revenue Service may take a position contrary to our opinion, and if the matter is litigated, a court may reach a decision contrary to our opinion.

This opinion is furnished by us as tax counsel to SRAC to you and is solely for your benefit. This opinion may not be relied upon by any other person without our prior written consent.

We hereby consent to the use of our opinion as set forth in the Prospectus Supplement and the reference to our firm in the Prospectus Supplement.

Sincerely, /s/ Mayer, Brown, Rowe & Maw Mayer, Brown, Rowe & Maw

13066755 051403 1206C 02043067